Exhibit 10.1
LICENSE & MANAGEMENT AGREEMENT
THIS LICENSE & MANAGEMENT AGREEMENT (“Agreement”) is entered into as of December 14, 2024, by and between Playboy Enterprises, Inc., located at 10960 Wilshire Blvd., Suite 2200, Los Angeles, CA 90024 (hereinafter referred to as “Licensor”) and Byborg Enterprises S.A., a Luxembourg société anonyme incorporated under the laws of the Grand Duchy of Luxembourg (hereinafter referred to as “Licensee”), located at 44 Avenue John F. Kennedy, 1855 Luxembourg, Grand Duchy of Luxembourg. Licensor and Licensee will be individually referred to as a “Party” or collectively as the “Parties.”

WHEREAS, Licensor and its Affiliates control certain technology and intellectual property assets associated with the Trademarks, Licensor Content and Licensed Domain Names (each as defined below). As used in this Agreement, “Affiliate” means, with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means any entity that a Party operates or has an equity interest in (or rights in an instrument, e.g. convertible, warrant, that could reasonably be expected to result in an equity interest) or any entity for whom the Party has possession, direct or indirect, of the power to direct or cause the direction of the management and policies, whether through the ownership of voting securities, by contract, or otherwise.
WHEREAS, Licensee and its Affiliates are engaged in various adult digital media lines of business and desire to enter into a series of related transactions pursuant to which Licensee will manage certain assets owned or controlled by Licensor, pursuant to the terms of this Agreement.
WHEREAS, Licensor and Licensee wish to enter into a collaboration and partnership relationship whereby Licensee shall actively, regularly, vigorously and effectively advertise, market, promote, exploit, and operate the Managed Assets (and related rights) within the Territory with the aim to meet and then grow the demand for the Managed Assets within the Territory.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.GRANT OF AUTHORITY/LICENSE GRANTS.
1.1Managed Assets. Licensor has determined to engage Licensee to operate, exploit, and manage the Managed Assets (as defined in Exhibit A, and as further described in the Annexes attached hereto). For the avoidance of doubt, all products and services launched by Licensee hereunder in accordance with the exclusive and non-exclusive rights detailed in Exhibit A shall also be deemed to be “Managed Assets.” In furtherance of the foregoing and subject to the terms and conditions of this Agreement and any restrictions contained in any license agreements, technology agreements, or any other agreements between Licensor and a third party that are identified on Exhibit A, and such other restrictions in such agreements that Licensor may notify Licensee of in writing from time to time (“Third Party Agreements”). Licensor grants to Licensee for the Term (as defined in Section 3.1, below), the exclusive right (except where the rights granted are non-exclusive in accordance with Exhibit A), license and authority to distribute, transmit, exhibit, license, advertise, duplicate, promote, perform, host, modify, create derivative works, adapt, serve, display, offer for subscription or pay per use basis, charge for access to, and otherwise exploit the Managed Assets, provided, however, that such usage is in strict compliance with (when and where applicable) the Quality and Programming Standards (the “Quality and Programming Standards”) set forth in Exhibit B attached hereto and incorporated herein by this reference, and which may be updated from time to time as stated in Exhibit B (“Licensed Exploitation”). In connection with the Quality and Programming Standards, Licensor will provide detailed breakdown of compliance and content standards, including regulatory framework, and underlying principles to provide full guidance to Licensee as to make sure those standards are clearly stated to ensure implementation and/or adjustment to the needs required by the goals of this Agreement. The foregoing shall include (but not be limited to) the acquisition and/or production of additional audio, visual, audiovisual, interactive, or textual works (collectively, “Content”) to be distributed through and/or exhibited on the Managed Assets; provided, however, that any use of Licensor’s Trademarks in conjunction with such Licensed Exploitation will be on an exclusive basis (except where the rights granted are non-exclusive in accordance with Exhibit A), with respect to the exploitation and operation of the Managed Assets. Any Licensed Exploitation by a third party will be subject to the limitations described in Section 5.14. Any rights not expressly granted herein are reserved to Licensor, including without limitation, and for the avoidance of doubt all rights related to, the Excluded Assets/Media as set forth on Exhibit A. Notwithstanding the foregoing, Licensor shall have the right to use, exploit and operate the Managed Assets as described on Exhibit A attached hereto. It is understood that any future technologies that may be created, developed or discovered, and which may provide additional means of exploitation, transmission, distribution or exhibition, of the Managed Assets and the other exclusive rights listed under Exhibit A (except where the rights granted are non-exclusive in accordance with Exhibit A), shall be deemed as authorized to Licensee under this this Agreement.
1.2Trademarks. Subject to the terms, conditions and limitations set forth in this Agreement, Licensor hereby grants to Licensee (and its Affiliates), and Licensee hereby accepts, a limited, non-exclusive (except where indicated as exclusive is Exhibit A), non-assignable, revocable (upon expiration or termination of the Agreement), non-transferable license (without any right to sublicense except as expressly set forth in Section 5 below) during the Term to use the Trademarks (as defined below) on and in connection with each of the Managed Assets and related rights, products and services included under Exhibit A. Subject to the limitations set forth herein, this license includes all rights necessary for the operation, promotion, and marketing of the Managed Assets, including digital publishing rights, editorial rights, copyrights and all similar rights. Licensee shall not modify any Trademarks without Licensor’s prior written approval. All use of the Trademarks shall be accompanied by those trademark and copyright notices that Licensor may direct, including without limitation the Quality and Programming Standards. For purposes of this Agreement, “Trademark(s)” shall mean and include word marks, logos and any other type of trademarks owned and/or controlled and/or exclusively used by Licensor, which are necessary to operate the Managed Assets as contemplated herein.
1.3Content License. Subject to the terms, conditions, and limitations set forth in this Agreement, as well as the rights held by Licensor with respect to each individual piece of Licensor Content (as defined in Section 8.1), Licensor hereby grants to Licensee (and its Affiliates), and Licensee hereby accepts, a limited, non-exclusive, non-assignable, revocable (upon expiration or termination of the Agreement), non-transferable license (without any right to sublicense except as expressly set forth in Section 5 below) during the Term to use, reproduce, display, modify, encode, adapt, translate, perform, transmit, distribute, make available, communicate to the public and present the Licensor Content (including any Content for which applicable rights are available and which appear on the Managed Assets as of the Start Date), solely for purposes of: (a) presentations on each applicable Managed Asset; and (b) for advertising and promotion of each of the Managed Assets.
1.4Domain Name License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee (and its Affiliates), and Licensee hereby accepts, an exclusive, non-assignable, revocable, non-transferable license (without any right to sublicense except as expressly set forth in Section 5 below) during the Term to use the Licensed Domain Names as the domain name(s) for the Managed Assets (and the product and services included under Exhibit A). The Licensed Domain Names shall at all times be owned by Licensor as registrant, and Licensee shall not register any domain names in connection with any Managed Asset or otherwise, which include any Trademark. Notwithstanding the preceding, if Licensee desires to register new domains using any Trademark, use any other domain name(s) or Internet locator(s)/designator(s) in connection with any of the Managed Assets or otherwise utilizing Playboy-related trademarks, Licensee shall notify Licensor, who may object for reasonable and justified cause, and Licensee may register the same for the benefit of the Managed Assets and shall be responsible to maintain the registrations, provided that in the event that the expense to register is in excess of Five Thousand Dollars ($5,000) then Licensee shall obtain Licensor’s prior written approval. Any such additional domain names or Internet locators/designators shall revert back and transferred to Licensor upon expiration or termination of this Agreement. Licensee shall receive a limited license to use the same as Licensed Domain Names hereunder, solely in connection with the applicable Managed Asset during the Term. For purposes of this Agreement, “Licensed Domain Name(s)” shall mean and include all URLs of whatever type, level and geography, owned and/or controlled by Licensor (and/or registered by Licensee in relation to the Managed Assets as per hereunder), which may be necessary to carry out the activities hereunder.
1.5Third Party Co-Brand Agreements. On a case by case basis, and subject to Licensor’s prior written approval in its sole discretion (which shall not be unreasonably withheld, conditioned or delayed), and also subject to the standards set forth in Section 5, Licensee may source and enter into agreements with third parties for the manufacture, promotion and sale of products or operation of services bearing any of the Trademarks, as well as a co-brand with trademarks owned by third parties (commonly known as co-branding or collaborations, and such arrangements referred to herein as “Co-Brands”); provided however that in no event may the term of any such Co-Brand arrangement extend for longer than the then current Term without the prior written consent of Licensor in each instance. Licensee shall be responsible for obtaining the written consent of the owner of each co-brand trademark intended for use on the Co-Brand products and shall provide documentation establishing such consent to Licensor. For the avoidance of doubt, Licensee must inform Licensor of the proposed products and/or services and territory for each Co-Brand prior to execution of any such Co-Brand agreement, so that Licensor may perform appropriate clearance checks (when and where applicable). Upon execution of each Co-Brand agreement, Licensee will provide a copy of the agreement to Licensor along with a written summary of the relevant deal terms, including, but not limited to, the agreed upon calculation of net profits, royalty rates, and any other material deal terms. In addition, in the event that Licensee must split an applicable royalty with the owner of a proposed Co-Brand trademark, Licensee must first obtain Licensor’s prior written consent (email shall be sufficient), which shall not be unreasonably withheld, conditioned or delayed. Revenue generated in connection with Co-Brands will be subject to the Royalty Rates set forth on Exhibit A of this Agreement. Licensee shall be solely responsible for all use of any Co-Brands and all performance under any Co-Brand agreements, including, without limitation, ensuring that such use and performance is in accordance with the terms and conditions of this Agreement, including, but not limited to, the Quality and Programming Standards set forth in Exhibit B hereto.

1.6Affiliate Transactions. Licensee may use an Affiliate to support the Managed Assets or otherwise perform the services under this Agreement, provided that Licensee and such Affiliate enter into a written intercompany agreement covering such services, which shall be subject to Licensor’s prior written approval, and which shall include the scope of services, to be rendered at actual cost by the Affiliate, and obligating the Affiliate to comply with Licensee’s obligations under this Agreement, Licensee will provide Licensor with a copy of such intercompany agreement upon execution thereof.
1.7Reservation of Rights. All rights not expressly and specifically granted in this Agreement to Licensee are hereby reserved by Licensor.
2.TERRITORY. Licensee shall be entitled to the Licensed Exploitation of the Managed Assets granted hereunder in the Territory (as defined in Exhibit A).
3.TERM.
3.1The “Term” shall mean collectively the period from the date hereof to the date that is fifteen (15) years from January 1, 2025 (“Initial Term”) and all Renewal Terms (as defined below). Unless earlier terminated in accordance with the provisions of this Agreement, and provided that the average annual Net Profits (as defined below) for the final three (3) years of the then-current Initial Term or Renewal Term exceed [***], this Agreement and the licenses granted hereunder will automatically renew for up to nine additional periods of ten (10) years (each a “Renewal Term”) at the Minimum Guarantee amounts described in Exhibit A.
3.2Each year of the Term shall be equal to twelve (12) months and will be coterminous with each calendar year (i.e from January 1st to December 31st); the first year of the Initial Term shall be deemed to be January 1, 2025 (“Start Date”), through December 31, 2025.
4.PAYMENTS.
4.1Royalties. Licensee shall pay to Licensor an amount equal to the Royalty Rate (as defined in Exhibit A) on Net Profits (as defined in Exhibit A) earned from the exploitation of the Managed Assets and other rights granted hereunder (including without limitation any advertising thereon) or any derivative therefrom or projects created or developed that are ancillary to the Managed Assets or such other rights, but which are not derived from Excluded Assets (collectively, the “Royalty(ies)”). The sum total of the Royalties, including without limitation all Minimum Guarantee and Excess Amounts, will be the licensing fee due and payable for the rights granted hereunder (collectively, the “Licensing Fee”).
4.2Minimum Guarantee; Excess Amount. During the Term, Licensee will pay to Licensor the non-refundable Minimum Guarantee as set forth in Exhibit A. The Royalties due to Licensor during each calendar year of the Term shall be applied against the Minimum Guarantee due to Licensor for each such calendar year of the Term until such Minimum Guarantee has been fully recouped. After such Minimum Guarantee has been fully recouped for each calendar year of the Term, all Royalties due during such calendar year of the Term that are in excess of the Minimum Guarantee for such calendar year of the term (such amount, an “Excess Amount”) shall be paid in accordance with this Section 4. In no event shall the payment of any Excess Amount for a specified year be applied or credited against any other calendar year’s Minimum Guarantee. It is hereby agreed that, in case of any Net Shortfall(s) (as defined below) capped at a maximum of [***] per calendar year (“Yearly Cap”), Licensee shall have the right to recoup such Net Shortfall(s) by offsetting them with Excess Amounts due to Licensor in the following years, up to a maximum of [***] during the Term (“Term Cap”). On the calendar year following the year in which the Net Shortfall(s) have been fully offset with Excess Amounts, Licensor shall be entitled to an additional amount of [***] (“Special Bonus”) payable together with last quarter installment of said year’s Minimum Guarantee. For the above purposes, “Net Shortfall(s)” shall mean the difference between the Minimum Guarantee paid to Licensor and the actual amount of Royalty Rate Licensor would have been entitled to during said year (when such amount is lower than the Minimum Guarantee).
4.3Statements. Within thirty (30) days after the end of each calendar quarter, Licensee shall furnish to Licensor complete and accurate statements for any Gross Revenue and the calculation of Net Profits and Royalties generated with respect to the Managed Assets and Licensee Expenses incurred in the applicable calendar quarter, detailing such information as may be requested by Licensor from time to time (“Statements”).
4.4Payment Terms. Licensee shall pay all accrued and unpaid Royalties by remittance to Licensor in accordance with the terms set forth on Exhibit A. Any payments Licensee is required to make shall be made by Licensee in U.S. Dollars payable to Licensor. Any and all costs associated with origination of the wire transfer payments shall be borne by Licensee; for the avoidance of doubt, any costs or fees levied by Licensor’s bank in connection with the incoming transaction shall be borne by Licensor. No deduction shall be made for income or other taxes without Licensor's written permission, unless Licensee is compelled to do so by law; in which case Licensee shall provide Licensor with evidence that such tax has been paid in the proper amount. Licensee shall give due notice to Licensor of any such proposed deductions. Licensee shall make no further deductions without prior approval from Licensor based on satisfactory documentation presented by Licensee to Licensor. In the event payments in the manner provided in this Section 4.4 become impossible or illegal by reason of the action of governmental or otherwise official authority, then, the Parties shall work together in good faith to find a solution and make such modifications to this Agreement as necessary to effectuate such solution, provided however, that, in the event that the Parties are unable to determine a solution after sixty (60) days of good faith negotiations, then at Licensor’s option, this Agreement may be terminated, in whole or in part. Whether or not Licensor exercises such option, while such restrictions remain in effect, all payments due to Licensor shall be made to a Licensor account in the Territory (opened and managed at Licensor’s responsibility and expense), or as otherwise instructed by Licensor, subject to applicable law.
4.5Interest. Any amount, including but not limited to Minimum Guarantee payments, that is not paid on the due date by Licensee shall bear interest from such due date until the date on which such sum is paid in full at an amount equal to [***], or the maximum rate permitted by law (whichever is lower), over the prime rate of interest as established by JP Morgan Chase applicable to ninety (90) day commercial loans on the date such sums should have been paid.
4.6Exchange Rate Calculation. In determining the proper rate of exchange to be applied to the payments due hereunder, it is agreed that:
(a)Licensee shall calculate Royalties on a calendar month basis in U.S. Dollars (with each such month considered to be a separate accounting period for the purpose of computing Royalties);
(b)Licensee shall compute a conversion of each such monthly total into U.S. Dollars utilizing the average rate of exchange for buying U.S. Dollars as quoted in the currency table published by the European Central Bank for the relevant calendar month. If there are two rates for a currency, Licensee shall use the most favorable rate to Licensor. All costs of conversion shall be the sole expense of Licensee; and
(c)The converted amounts (in U.S. Dollars) shall be added together on a cumulative basis and will be reflected in the Statements required hereunder.
4.7Forecasts. Licensee shall provide Licensor with forecasts in internationally accepted format, equivalent to forecasting of any other of Licensee’s products and services or in a format acceptable to Licensor should it diverge from internationally accepted formats or formats used by Licensee, projecting the next six (6) or twelve (12) months of revenue (as set forth below) for each of the Managed Assets, which Licensee shall update on a rolling quarterly basis. Such forecasts shall be due fifteen (15) days prior to the end of each calendar quarter as follows:
(a)Twelve (12) month forecasts will be submitted by Licensee by December 15th of each year projecting sales for the immediately following year (as applicable); and
(b)Six (6) month forecasts will be submitted by Licensee by March 15th, June 15th, and September 15th of each year.
4.8Business Plan and Budget. Licensee shall actively, regularly, vigorously and effectively advertise, market, promote and sell the Managed Assets within the Territory with the aim to meet and then grow the demand for the Managed Assets within the Territory. To that end, within thirty (30) days before the end of each calendar year, Licensee shall provide Licensor with its business plan and anticipated operating budget for the following year on a quarter by quarter basis, including without limitation its projected revenue, Licensor’s projected Gross Revenue, Net Profits, Licensee Expenses and Royalties, product acquisitions, production and marketing, Content and distribution roadmap, and any other pertinent information related to the Licensed Exploitation of the Managed Assets for such calendar year, which shall be in a form substantially as set forth on Exhibit C. Licensee shall not materially reduce Licensee’s Licensed Exploitation of the Managed Assets, including without limitation, ceasing distribution of the Managed Assets in a certain territory or on a certain platform, without Licensor’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
4.9Licensor’s Audit Right. During the Term and to cover a period of ten (10) years on a rolling basis, and for three (3) years thereafter, Licensee shall maintain accurate and adequate books and records regarding the Managed Assets and the rights granted hereunder and the payments and calculation of Net Profits, Royalties and other amounts due to Licensor, including without limitation all Licensee Expenses, or in the event of a dispute between the Parties hereto, until such dispute is resolved, whichever date is later. Licensee must obtain written authorization from Licensor prior to destroying any records relating to this Agreement prior to such time. Licensor will have the right during the Term and for three (3) years thereafter, to audit all transactions, books and records and to consult with Licensee’s accountants, pertaining to this Agreement, the Managed Assets and the payments and calculation of Royalties and other amounts made hereunder. Any audit request may only cover the running year in which the request is made and the immediately preceding five (5) calendar years. Licensor may only carry one audit per calendar year. Receipt or acceptance by Licensor of any Statement furnished pursuant hereto or any sums paid by Licensee hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and if one or more inconsistencies or mistakes are discovered by Licensor in such Statement, it or they shall be rectified in an amended Statement received by Licensor no later than fourteen (14) days after the date of receipt by Licensee of notice of that which should be rectified. Upon reasonable advance notice (and at least with thirty (30) day advance notice) and creating the least disruption possible to day to day operations, Licensee shall permit Licensor or its nominees, employees, agents or representatives to have full access, during Licensee’s normal business hours, to and to inspect such records, including but not limited to the financial statements, the general ledger, books of account, all invoices and any other records, which Licensor or its authorized representatives reasonably deems appropriate to verify Licensee’s compliance with this Agreement. Any determination of the audit shall be final. Once audited, all calendar years prior to the audit may not be re-audited. Any Licensor initiated audit shall be conducted at Licensor’s sole expense, except in the event that the audit discovers a discrepancy in any payments due or made hereunder of greater than five percent (5%) of the Royalties due for the period audited, Licensee shall then pay all actual costs associated with the audit, including without limitation the cost of the audit Licensee shall promptly correct any errors and omissions disclosed by such audit and submit payment for any late Royalties including without limitation on any shortfall plus interest pursuant to Section 4.5 within thirty (30) days after completion of the audit and make any required process changes to reasonably prevent such errors and omissions from occurring again.
5.MANAGEMENT AND OPERATION OF MANAGED ASSETS.
5.1Management and Operation of Managed Assets. Subject to the terms and conditions set forth in this Agreement, including without limitation the Quality and Programming Standards described in Exhibit B, throughout the Term, Licensee shall manage and operate all aspects of the Managed Assets to maximize the value of the Managed Assets, including without limitation generating traffic to the Managed Assets, hosting and making available the Managed Assets, creating, designing, managing, and publishing the Content displayed on and through the Managed Assets, marketing and promoting the Managed Assets to the broadest extent possible, optimizing the Managed Assets, serving of all advertising on the Managed Assets, maintaining sufficient staffing, technical and other resources to perform its obligations hereunder, and ensuring legal and regulatory compliance of the Managed Assets. Licensee shall use commercially reasonable efforts to avoid entering into any agreement or arrangement that provide substantial financial or burdensome production or operational commitments or non-standard financial arrangements (e.g. excessive termination fees, deferred payment; unusual back end or profit participation, etc.) that would impose a material burden on Licensor after the expiration of this Agreement without Licensor’s prior written consent. The Parties shall agree in the best way to operate the Managed Assets, including the continuation of the operations via existing companies under Licensor and its Affiliates, the creation of new operational entities under Licensee and its Affiliates, the use of existing entities within Licensee and its Affiliates or a hybrid model.
5.2General Quality. Licensee agrees that all use of the Managed Assets will: (a) be of high standard and of such style, appearance and quality so as to protect and enhance the Managed Assets and the goodwill pertaining thereto; (b) meet Licensor’s Quality and Programming Standards and to this end, Licensee shall maintain a vigorous quality control program with respect to the Managed Assets; (c) be distributed, sold, transmitted, broadcasted, made available and otherwise exploited online and offline, packaged, advertised, and promoted in accordance with all applicable U.S. and foreign, national, state and local laws, treaties, regulations, and ordinances; and (d)  except to the extent Content is produced by or otherwise provided by Licensor, be produced in accordance with all applicable U.S. and foreign, national, state and local laws, treaties, regulations, and ordinances and be safe for public use (under the standards applicable to the type of content and exploitations in the particular industry) and be free of any defect which could result in injury to persons using any Managed Assets. Licensor and Licensee agree to have regular on-going discussions relating to the Managed Assets to ensure a quality presentation consistent with Licensor’s brands and industry standards. Licensee will further provide Licensor with an annual Content plan at least thirty (30) days before the beginning of each calendar quarter.
5.3Costs of Managing and Operating Managed Assets. Licensee is solely responsible for all costs and expenses related to the management and operation of the Managed Assets and the Licensed Exploitation thereof, including without limitation (a) hosting and serving all of the Managed Assets and any Content or advertising thereon; (b) the production, acquisition, and licensing of Content for the Managed Assets; (c) marketing and promoting the Managed Assets; (d) selling certain available advertising space on the Managed Assets; (e) publishing, displaying and managing Content on the Managed Assets; (f) all costs and expenses associated with talent, creators, and other personnel involved in such production, distribution, and exhibition; (g) legal compliance with the management and operation of the Managed Assets; and (h) billing, processing, collecting and managing subscriptions and any other amounts owed for the use, distribution or other exploitation of the Managed Assets. Notwithstanding the preceding, all costs for registration, maintenance, renewal and defense of the Trademarks, as well as maintenance and good standing of any entities under Licensor and its Affiliates related to the Managed Assets shall be borne solely and exclusively by Licensor, unless expressly agreed otherwise in writing or as stated under section 8.4(c) below.
5.4Pricing of Managed Assets. As between Licensor and Licensee, Licensee shall be solely responsible for setting the prices charged to third parties or end users in connection with their use of and access to Managed Assets.
5.5Customer Relationship Management and Customer Service. Licensee shall manage and operate all aspects of the consumer relationships arising from the management and operation of the Managed Assets, including without limitation account initiation, billing and collections, refunds and consumer inquiries and complaints and all tracking and reporting related thereto (with the exception of the Playboy TV linear television exploitations, whose customer relationship and service shall solve the relevant complaints). Licensee shall further be responsible for developing and presenting all consumer facing agreements, including without limitation website terms of service and subscription agreements. Licensee shall explicitly state in such consumer facing agreements that Licensee is the entity responsible for all aspects of the management and operation of the Managed Assets (unless agreed otherwise by the parties as per section 5.1 above). In respect of its consumer relationship responsibilities, including without limitation consumer inquiries and complaints, Licensee shall receive, handle and respond to all consumer inquiries and complaints concerning the Managed Assets in a manner and at a level of care that is (a) at least industry standard for Internet based content businesses; and (b) at least the standard established for similar business operations of Licensee’s Affiliates.

5.6Minimum Standards of Operation. Licensee shall operate and manage the Managed Assets consistent with industry standards and as otherwise provided in Section 5.1. Licensee shall not actively market or authorize any other party to actively market the Managed Assets or expand distribution of the Managed Assets outside of the Territory without Licensor’s prior written consent.
5.7Assumption of Agreements. Contemporaneously with the execution and delivery of this Agreement, unless the Parties agree on a different structure to exploit and operate any or all the Managed Assets, Licensor is assigning all of its rights and obligations under those agreements identified on Exhibit D (collectively, the “Assigned Agreements”), and Licensee or its Affiliates are assuming all of Licensor’s rights and obligations thereunder which arise and are related to periods after the Start Date. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license, or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto would constitute a breach thereof. If such consent (which consent may be obtained by way of amendment or supplement to the terms of the underlying contract, lease, authorization, license or permit; provided, however, that no such amendment or supplement to such terms shall be entered into without Licensee’s prior consent, which shall not be unreasonably withheld, conditioned or delayed) (a “Deferred Consent”) is not obtained by Licensor, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that Licensee would not receive all such rights, then, in each such case, (a) the contract, lease authorization, license or permit to which such Deferred Consent relates (a “Deferred Item”) shall not be assigned pursuant to this Agreement without any reduction in the amounts payable hereunder (unless it materially affect the management, operation or exploitation of the relevant affected Managed Asset), (b) from and after the Start Date, Licensor and Licensee will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Start Date, provided that Licensor shall not be required to make any payments or agree to any material undertakings in connection therewith; provided, however, that Licensor shall make its personnel and counsel reasonably available (at Licensor’s expense) to negotiate and document such Deferred Consent, and (c) until such Deferred Consent is obtained, Licensor and Licensee will cooperate, in all reasonable respects, to provide to Licensee the benefits under the Deferred Item to which such Deferred Consent relates (with Licensee entitled to all the gains and responsible for all the losses, taxes, liabilities and/or obligations thereunder but only if Licensee obtains the rights and benefits thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Start Date, then Licensor and Licensee shall enter into such arrangements as shall be legally permitted (including without limitation subleasing or subcontracting if permitted) to provide to the Parties the economic and operational equivalent of obtaining such Deferred Consent. Upon obtaining a Deferred Consent, Licensor shall promptly assign to Licensee all of its rights and obligations under the respective Deferred Item without payment of further consideration therefor. In the event that Licensee renews any Third Party Agreements that licensed Content for the Managed Assets, Licensee will use commercially reasonable efforts to renew such Third Party Agreements such that the Content for the Managed Assets is licensed pursuant to a separate licensing agreement and Licensee shall provide copies of all such agreements to Licensor.
5.8Privacy; Data Collection. Licensee and its Affiliates shall collect, store, and use all Personally Identifiable Information of end users of the Managed Assets (“End User Data”), or any Personally Identifiable Information of any other entity consistent with applicable laws, regulations and any privacy policies applicable to the Managed Assets. For purposes of this Agreement, “Personally Identifiable Information” means any and all of the following: first and last name, e-mail address, telephone number, date of birth, credit card information, street address, or any other information which may be used to personally identify or that identifies, relates to, or could reasonably be linked to an individual or household, as well as how such terminology is defined in all applicable consumer privacy and data protection laws and regulations throughout the Territory. To the extent permitted by applicable laws, Licensor shall have all right, title, and interest in the End User Data and analytic data collected from or associated with the Managed Assets. Licensee may use such End User Data and analytic data in conjunction with fulfilling its obligations hereunder in accordance with the Data Protection Addendum attached hereto as Exhibit E and incorporated herein by reference. Licensee may not sell End User Data to third parties and/or use such End User Data to market or promote products and services other than the Managed Assets. To the extent Licensee receives any requests from consumers to “opt out” of receiving information or other privacy inquiries, Licensee and its Affiliates shall honor such requests and will forward such requests to Licensor within a commercially reasonable timeframe, but in any event in compliance with applicable law.
5.9Security. Licensee and its Affiliates shall maintain reasonable and prudent administrative, physical and technical data security measures that prevent unauthorized access, collection, use, or disclosure of End User Data or Licensor Confidential Information. Such security measures will include, without limitation, (a) appropriate access controls and data integrity controls; (b) testing and auditing of all controls; and (c) appropriate corrective action and incident response plans. Licensee shall promptly notify Licensor should Licensee or its Affiliates become aware of or have reason to believe that any of the following have occurred: (i) any unauthorized access to, use, loss, destruction, compromise or disclosure of End User Data or Licensor Confidential Information; and/or (ii) any access, acquisition or misappropriation of End User Data or Licensor Confidential Information by third parties, including without limitation any intrusion into the computer system(s) used by Licensee or its Affiliates to manage and operate the Managed Assets or store End User Data, or Licensor Confidential Information or theft of physical documents or any other disclosure of End User Data or Licensor Confidential Information in violation of this Agreement or in breach of Licensee or its Affiliate’s security measures. Licensee shall take such steps as are reasonably necessary to (x) promptly mitigate the effects of any such disclosure; (y) comply with applicable laws relating to any such disclosure; and (z) work with Licensor to respond to any media inquiries. Upon request, Licensee shall provide or make available all data related to intrusions, data breaches, denial of service attacks, and any other breach or attempted breach of Licensee or its Affiliates for the previous six (6) months and any security procedures and processes undertaken by Licensee and its Affiliates to secure its systems and facilities.

5.10Social Media Platforms. Licensee may use social and digital media outlets, such as (but not limited to) Facebook, X, TikTok, Snapchat, and Instagram (collectively, “Social Media Platforms”) in order to promote the Managed Assets and may establish its own presence on such Social Media Platforms for each of the Managed Assets; provided, however, that any such activities must comply with Licensor’s overall social media strategy and any guidelines communicated to Licensee by Licensor. For the sake of clarity, Licensee acknowledges that Licensor will manage the “Playboy” presence on all Social Media Platforms, and Licensee will have no right to use any Trademark of Licensor in connection with any Social Media Platform handle or username (other than related to the Managed Assets and the rights granted under Exhibit A) unless specifically agreed in advance in writing by Licensor. Licensee must cooperate with Licensor’s social media team as required and shall make any changes requested by Licensor in connection with Licensee's social media activities. All use by Licensee of any Social Media Platform related to any of the Managed Assets must be in full compliance with the rules and requirements of each applicable Social Media Platform. Licensee will immediately comply with any warning, take-down notice or other notice that it receives from any applicable Social Media Platform, as well as any notice received by Licensor from any such Social Media Platform with regard to Licensee’s actions or omissions thereon.
5.11Registrations, Licenses and Permits. Licensor shall make available to Licensee all registrations, licenses, government approvals and permits in Licensor’s possession or control (“Permits”) required upon the Start Date to comply with the laws and regulations in the Territory for Licensed Exploitation, display and distribution of the Managed Assets, including without limitation all Section 2257 and other compliance documents, at Licensor’s expense. Licensor agrees to execute any documents and render any assistance as may be reasonably necessary to perfect Licensee’s rights in such Permits. To the extent such Permits are required during the Term, Licensee, at Licensee's expense but allocated as a cost of operations when calculating Net Profits, shall promptly obtain and/or renew all Permits required to comply with the laws and regulations in the Territory for Licensed Exploitation, display and distribution of the Managed Assets, including without limitation all Section 2257 and other compliance documents (except to the extent any such Permits are required by Content provided by Licensor hereunder). In such case, Licensor agrees to execute any documents and render any assistance as may be reasonably required in order to assist Licensee to obtain the Permits. Upon the expiration or termination of this Agreement, all Permits shall be transferred and delivered to, and shall inure to the benefit of Licensor or its designee, to the extent permissible under applicable law, at Licensor’s expense; and Licensee and its Affiliates agree to execute any documents and render any assistance as may be reasonably necessary to perfect Licensor’s rights in such Permits. Licensee shall be responsible for obtaining the appropriate Permits required to import or export any part of the Managed Assets into the Territory and for obtaining all documents required to comply with the laws and regulations in the Territory for Licensed Exploitation, display, and distribution of the Managed Assets, including without limitation, all Section 2257 and other compliance documents, all at Licensee’s expense but allocated as a cost of operations when calculating Net Profits. Licensee shall implement Section 2257 compliance measures, as well as any other measures required by applicable law in the Territory. To the extent permitted by law within the Territory, upon expiration or termination of this Agreement, Licensor shall have the exclusive rights to all Permits and all Section 2257 compliance documents, model releases, and other releases obtained during the Term of the Agreement.
5.12Mobile. With the prior approval of Licensor, such approval to be granted or withheld in Licensor’s sole discretion and such approval will not be subject to the process described in Section 5.13, Licensee may develop and distribute mobile applications related to the Managed Assets and other exclusive rights, provided that submission of such mobile applications to any third-party distributor (e.g. Apple, Amazon.com) is coordinated with Licensor.
5.13Approval Process. Except where explicitly stated otherwise in this Agreement, for any action that requires Licensor’s approval, Licensee shall submit its proposal to Licensor. Licensor shall have five (5) business days following receipt of the proposal to approve or reject such proposal in writing, such approval not to be unreasonably withheld, conditioned or delayed, provided, however, that in the event Licensor fails to respond within such five (5) business day period, such proposal will be deemed approved. Licensee shall be required to receive Licensor’s approval for the following: (a) approval of the initial look and feel for the relaunch of any of the Managed Assets (including without limitation the placement and prominence of editorial Content and promotion of Playboy-branded properties); (b) initial approval of any new product or service using Licensor’s Trademarks or to be launched, including approval of both the product concept and the look and feel; (c) creation or acquisition of an account on a Social Media Platform, subject to section 5.10; (d) any modifications, registrations, creation of new or combinations of Licensor Trademarks; and (e) press releases or other publicity subject to Section 15.7; provided that (i) once the materials in (a) or (b) above or any new product or relaunch of any of the Managed Assets (the “Materials”) above are approved, any non-materials modifications and/or adjustments will not require further approval from Licensor, (ii) Licensee is not required to seek approval on any changes to the Materials, if such changes are for the purpose of compliance with requirements under applicable Law and rules; provided that Licensee provides information on such requirements and the resulting changes in the Materials for Licensor’s records, and (iii) in the case where Licensor disapproves any matter, Licensor shall provide the reasons for disapproval (including how to rectify, if applicable) and if there are any changes made as requested by Licensor, Licensor shall consider the new submission and provide a response within five (5) business days of Licensor’s receipt thereof, provided, however, that in the event Licensor fails to respond within such five (5) business day period, such proposal will be deemed approved.
5.14Licensee Sublicensing; No Encumbrance or Assignment of Certain Rights. Subject to Section 15.2(a), Licensee may subcontract or sublicense its rights and obligations hereunder to its own Affiliates provided however that Licensee shall remain jointly and severally liable to Licensor. Licensee may subcontract freely outside of its own Affiliates, but may only sublicense its rights and obligations hereunder outside of its own Affiliates after first obtaining Licensor’s written consent to be granted or withheld in its sole discretion. In the event of any such subcontract or sublicense: (i) Licensee will remain solely obligated to Licensor and its Affiliates for the performance of the subcontracted or sublicensed rights or obligations; (ii) Licensee will enter into a written agreement with the subcontractor or sublicensee obligating the subcontractor or sublicensee to comply with Licensee’s obligations under this Agreement and Licensee will provide Licensor with a copy of such sublicense; (iii) Licensor has no obligations whatsoever to the subcontractor or sublicensee and the subcontractor or sublicensee has no rights or remedies against Licensor; (iv) Licensee will promptly provide Licensor with notice of any breach of the subcontractor or sublicensee; and (v) the sublicense or subcontract will be for an initial term of less than five (5) years and in no event may extend beyond the then-current Initial Term or Renewal Term. In no event may Licensee enter into agreements with third parties that would require Licensor to produce sequels, spin offs, or other derivative works without Licensor’s prior written consent. Licensee shall not grant, permit any Affiliate of Licensee to grant, or otherwise suffer the creation of, any security interest or lien in or otherwise encumber or assign (excepting subcontracting or sublicensing in accordance with this Section 5.14, or permit any Affiliate of Licensee to encumber or assign, any rights licensed or granted to Licensee under this Agreement, including without limitation (i) in any of the Managed Assets, Managed Asset Content or Licensor Content, or (ii) in any trademark or copyright of Licensor or otherwise related to any Managed Asset. It is understood that use by models, creators, performers, influencers, which are under a contractual relationship with Licensee and in relation with the operation and exploitation of the Managed Assets and the exclusive rights hereunder shall not be deemed as a sublicense.
6.PROMOTION AND MARKETING OF AND ON MANAGED ASSETS.
6.1Promotion and Maintenance of Managed Assets. Licensee shall use commercially reasonable efforts to market and promote the Managed Assets in order to maximize Royalties and to fulfill its obligations hereunder during the Term and shall make and maintain adequate arrangements for the continuous exploitation and operation of each of the Managed Assets. Licensee will establish and maintain a data measurement and analytics process that tracks the performance of the Managed Assets with Google Analytics or an equivalent metrics processor.
6.2Marketing Affiliate Programs. Licensor sponsors certain affiliate programs in connection with the Managed Assets. As of the Start Date, Licensee will assume all of Licensor’s rights and obligations under such programs. Licensee may amend the terms of any such program, subject to Licensor’s approval which shall not be unreasonable withheld, conditioned or delayed. Licensee shall be free to establish any new affiliate relations to maximize the goals of this Agreement, provided however that, any such affiliate agreements need to be on arms’ length terms and no less favorable to Licensor and with respect to the Managed Assets than any affiliate agreements with same or similar terms that are with respect to other Licensee businesses.

6.3    Mutual collaboration. Licensor and Licensee may collaborate jointly in cross promoting their relevant products and services.
7.OBLIGATIONS OF LICENSOR.
7.1Playmate Contests. Licensor and Licensee will use good faith efforts to collaborate on organizing Playmate contests.
7.2Transition Services. The Parties will cooperate for smooth transition of operation the Managed Assets to Licensee in accordance with that certain Transition Services Agreement, entered into by Licensor and Licensee as of the date hereof.
7.3Cooperation. Licensor agrees to provide reasonable assistance to Licensee and its Affiliates to assist them in the Licensed Exploitation of the Managed Assets and the Intellectual Property Rights provided therewith.
7.4Delivery of Content. On the Start Date, Licensor will deliver or make available all Content currently displayed on the Managed Assets by providing access to Licensor’s content management systems or other mutually agreed mechanism.
7.5Licensor Ventures. Nothing herein will prohibit Licensor from continuing its activities related to the Excluded Assets, nor from entering into or establishing by itself or by partnering with third parties for new ventures that involve Licensor’s Trademarks, including without limitation, all forms of online wagering, safe-for-work content products and services, consumer product licensing, e-commerce, events and event sponsorship, and operation of hospitality facilities (“Licensor Ventures”); except to the extent that such Licensor Ventures would infringe upon Licensee’s exclusive rights hereunder or compete with the Managed Assets the rights to which are exclusive as set forth in Exhibit A.
7.6Licensor Events. Licensor will provide Licensee with reasonable access to Licensor owned, managed and sponsored events and venues in order to promote and develop business for the Managed Assets, including without limitation providing Licensee the opportunity to purchase a reasonable number of tickets to events at such as the Playboy Super Bowl Party, and Playboy Club openings, etc. Licensee shall pay the house rate for such tickets and hospitality benefits where applicable, and such costs shall be considered as costs when calculating the Net Profits. All such use and access to such events and hospitality benefits are subject to any terms and conditions imposed by event or venue organizers or owners or Licensor’s executive management team.

8.OWNERSHIP OF MANAGED ASSETS.
8.1Ownership of Managed Assets. Licensee acknowledges and agrees that all right, title and interest in and to the Managed Assets, Content created or licensed by Licensor (“Licensor Content”), and any Content created, licensed or acquired by Licensee or its Affiliates for the Managed Assets or derived from the use of the Managed Assets (“Managed Asset Content”) shall belong to (or inure to the benefit of) Licensor (except in connection with (i) any new corporate entities that Licensee may be required to create to operate the Managed Assets, and/or (ii) any new elements, components or software developments, including but not limited to artificial intelligence systems, used for the operation and exploitation of the Managed Assets and related rights, which shall remain Licensee’s ownership) unless otherwise stated in this Agreement; provided however that, upon termination of this Agreement, Licensee shall grant Licensor the right, license and authority to use any new elements, components or software developments developed under Section 8.1(ii) for a period of five (5) years following termination of this Agreement at no cost to Licensor, provided however that Licensee shall not be obligated to provide services nor cover third party costs related with Licensor’s use such new elements. Any use of Licensor Content licensed hereunder shall inure to the benefit of Licensor or its grantor(s). No right, title, or interest, in and to the Managed Assets, Managed Asset Content, or Licensor Content, except the license interest granted in Section 1 (or elsewhere) hereof, is transferred to Licensee or its Affiliates by this Agreement, provided, however, that the license interest is subject to the Third Party Agreements. Licensee and its Affiliates shall not take any action which may harm or adversely affect Licensor’s rights or goodwill in the Managed Assets, Managed Asset Content, Licensor Content, Trademarks or Licensed Domain Names, including without limitation (unless otherwise agreed hereunder) using or registering a name or mark which is identical to or confusingly similar to any name or mark included in the Managed Assets, Managed Asset Content, Licensor Content, Trademarks or Licensed Domain Names and, further, Licensee and its Affiliates shall not during the Term or at any time after expiration or termination of this Agreement, challenge the validity of Licensor’s ownership of the Managed Assets, Managed Asset Content, Licensor Content, Trademarks or Licensed Domain Names. Upon expiration or termination of this Agreement, Licensee must cease using the Managed Assets, Managed Asset Content, Licensor Content, Trademarks and Licensed Domain Names immediately, except as agreed by the Parties for the smooth transition thereof pursuant to Section 14.5(g). Except for any Licensee IP described in Section 8.3 below, to the extent the Managed Asset Content includes works subject to copyright, Licensee agrees that such works shall be considered “works made for hire” of Licensor, as that term is defined under U.S. copyright law (where and when permitted by law). In the event that any of the Licensor Content, Managed Asset Content or Managed Assets are not deemed works made for hire, Licensee hereby assigns, transfers and conveys to Licensor all patents, trademarks, service marks, trade dress, copyrights, equities, goodwill, titles or other rights in and to the same, which may have been obtained by Licensee or rights in which may vest in Licensee as a result of its activities under this Agreement, and Licensee will, promptly after each request by Licensor and at Licensor’s sole expense in connection with the preparation thereof, execute any instruments reasonably requested by Licensor to confirm the foregoing. In all instances, Licensee shall use its commercially reasonable efforts to ensure it obtains (when and where possible) full and complete rights to the Managed Asset Content which can be transferred to Licensor at Licensor’s request and which include all rights to such Managed Asset Content, including, without limitation, all copyrights in all media now known or hereinafter created, as well as all model releases, identifications and other releases for the management and exploitation of the Managed Assets which shall be maintained in the same format as such records are currently maintained by Licensor (or in any other manner agreed by the parties from time to time). No consideration other than the mutual covenants and consideration of this Agreement shall be necessary for any such assignment, transfer or conveyance. In the event that the Licensee fails to sign any documents reasonably requested by Licensor to transfer and assign to Licensor any and all such rights, Licensee hereby appoints Licensor as its Attorney in Fact (such appointment to be coupled with an interest) to execute on behalf of Licensee any and all documents deemed necessary by Licensor to transfer and assign to Licensor all of Licensee’s right, title, and interest, if any, in and to the Licensor Content, Managed Asset Content or Managed Assets.
8.2Assignment of Derivative Works to Licensor. In the event that Licensee or anyone acting on Licensee’s behalf creates any modifications, translations (including without limitation dubs and subtitles), alterations or other derivative works of any Licensor Content pursuant to Section 1.3 (“Derivative Works”), Licensee hereby irrevocably assigns, transfers and conveys to the maximum extent permitted by applicable Law to Licensor, and Licensor hereby accepts, all right, title and interest in and to all of those Derivative Works, so that Licensor will be the sole owner thereof, including without limitation any copyrights and other proprietary rights therein. Licensee further agrees to cooperate with Licensor’s reasonable requests to effect or perfect such assignment, but in the event that in Licensor’s determination Licensee causes a delay or does not cooperate as requested by Licensor, Licensee agrees that Licensor will have an irrevocable power of attorney appointing Licensor as its irrevocable attorney-in-fact coupled with an interest to execute all such assignments on behalf of Licensee. All Derivative Works are hereby licensed back to Licensee subject to the limitations applicable hereunder to the Licensor Content. Licensee shall ensure that all individuals and/or entities that create such Derivative Works will be subject to agreements that will secure Licensee’s full worldwide ownership rights across all distribution platforms (now known or hereafter developed) in such Derivative Works so that, by virtue of the assignment set forth in this Section 8.2, Licensor will secure the full ownership rights in and to such Derivative Works. Licensee shall deliver to Licensor all original versions of Derivative Works within seven (7) business days of creation. All assignment obligations of Licensee under this Section 8.2 shall be subject to applicable local law.

8.3Ownership of Licensee Intellectual Property. Except as otherwise set forth in this Section 8, Licensor shall acquire no right, title or interest in or to any of the trademarks, service marks, trade dress or any other Licensee IP, including any rights in artificial intelligence systems, processes and technology, source code or similar components which rights to such Licensee IP shall be and remain those of Licensee. “Licensee IP” means all (a) computer programs and all components thereof (including, but not limited to, artificial intelligence systems, and similar developments) , if any, including without limitation any and all source code, object code and documentation prepared, obtained, or developed by Licensee or its Affiliates prior to this Agreement or computer programs and components prepared, obtained, or developed concurrently with this Agreement for the purposes of managing and exploiting the Managed Assets and related rights; (b) tools, concepts, configurations, methodologies, inventions, patterns, algorithms, techniques and know-how developed prior to or in connection with this Agreement; and (c) materials created prior to or for purposes unrelated to this Agreement or Licensee’s performance thereunder, including without limitation images, audio files, formats and structures. For purposes of this provision, the term artificial intelligence system shall include all technical, operational and procedural elements, machine learning, natural language processing, data, inputs, outputs, etc.
8.4Enforcement of Intellectual Property; Infringements by Third Parties.
(a)Enforcement of Licensor Trademarks. Licensor shall use commercially reasonable efforts to enforce Licensor’s intellectual property rights associated with the Licensed Trademarks. Licensee shall promptly notify Licensor in writing of any infringements or imitations of the Trademarks or Licensor assets (including, but not limited to the Managed Assets) similar to those covered by this Agreement which may come to Licensee or its Affiliates’ attention. Unless Licensor provides its prior written consent to Licensee to pursue actions (subject to section 5.13 above) Licensor will have the sole right to commence and/or defend a legal action or negotiate a settlement relating to any alleged infringement of, or by, the Licensed Trademarks or similar Licensor assets at Licensor’s own cost. Neither Licensee nor its Affiliates shall institute any suit or take any actions on account of any such infringements or imitations without first obtaining the written consent of the Licensor. Licensee shall use its commercially reasonable efforts to give Licensor all reasonable assistance and cooperation in any such legal action including, but without limitation, executing reasonably necessary documents and giving reasonably necessary information and/or testimony to permit Licensor, in its own name and/or on behalf of Licensee or jointly, to commence or defend the legal action. Any reasonable, out-of-pocket costs incurred by Licensee in rendering such assistance requested by Licensor shall be deducted from amounts owed to Licensor under Exhibit A. Any recovery or damages awarded to Licensor will be Licensor’s revenue and will not be deemed Gross Revenue. If, with Licensor's approval (subject to section 5.13 above), Licensee institutes any such claim, action or proceeding other than as set forth below, Licensee shall be entitled to deduct reasonable out of pocket third party costs and expenses incurred in and/or paid in connection with such action or proceeding from amounts owed to Licensor under Exhibit A. Any damages awarded or obtained as the result of any claim, action, or proceeding instituted by Licensee shall constitute Net Profits. Nothing herein shall limit the amount of damages that may be awarded or paid to Licensor as a result of the infringement or violation of Licensor's rights. Notwithstanding anything to the contrary herein, in the event that Licensor reasonably believes that the cost of commencement prosecution, maintenance or defense of a legal action outweighs the likelihood of recovery or benefits relating to any alleged infringement, then Licensor shall notify Licensee of its decision not to pursue such legal action and the Parties shall discuss a course of action in good faith, provided that Licensor’s final decision shall control, and if, with Licensor's approval, Licensee institutes any such claim, action or proceeding, Licensee shall do so at its sole cost and expense.
(b)Infringements of Managed Assets. Licensee shall promptly notify Licensor in writing of any infringements or imitations of the Managed Assets or Licensor assets (including without limitation the Managed Asset Content, but excluding the Licensor Trademarks) similar to those covered by this Agreement which may come to Licensee or its Affiliates’ attention. Unless Licensor provides its prior written consent to Licensee to pursue actions (subject to section 5.13 above), Licensor will have the sole right to commence and/or defend a legal action or negotiate a settlement relating to any alleged infringement of, or by, the Managed Assets or Licensor assets (including the Managed Asset Content, but excluding the Licensor Trademarks) at Licensor’s own cost, but in coordination with Licensee, which shall have the right to be participant on the legal strategy definition and implementation and kept punctually informed of any steps and actions related thereto, provided however that, Licensor shall have the final right of determination. Neither Licensee nor its Affiliates shall institute any suit or take any actions on account of any such infringements or imitations without first obtaining the written consent of the Licensor. Licensee shall use its commercially reasonable efforts to give Licensor all reasonable assistance and cooperation in any such legal action including, but without limitation, executing reasonably necessary documents and giving reasonably necessary information and/or testimony to permit Licensor, in its own name and/or on behalf of Licensee or jointly, to commence or defend the legal action. After each Party has first recouped from any recovery or damages collected as a result of such legal action or negotiated settlement any out-of-pocket costs incurred by such Party in conjunction with such legal action (which shall be recouped on a pro rata basis corresponding to the costs incurred by each Party), the remainder of any recovery or damages will be deemed Gross Revenue. If, with Licensor's approval, Licensee institutes any such claim, action or proceeding other than as set forth below, Licensee shall be entitled to deduct its reasonable out of pocket third party costs and expenses incurred and or paid in connection with such action or proceeding from amounts owed to Licensor under Exhibit A. Any damages awarded or obtained as the result of any claim, action, or proceeding instituted by Licensee shall constitute Net Profits. Nothing herein shall limit the amount of damages that may be awarded or paid to Licensor as a result of the infringement or violation of Licensor's rights. Notwithstanding anything to the contrary herein, in the event that Licensor reasonably believes that the cost of commencement, prosecution, maintenance or defense of a legal action outweighs the likelihood of recovery or benefits relating to any alleged infringement, then Licensor shall notify Licensee of its decision not to pursue such legal action and the Parties shall discuss a course of action in good faith, provided that Licensor’s final decision shall control, and if, with Licensor's approval, Licensee institutes any such claim, action or proceeding, Licensee shall do so at its sole cost and expense.
(c)If, with Licensor's approval, Licensee institutes any such claim, action or proceeding, Licensee shall do so at its sole cost and expense and shall be entitled to recover its reasonable costs and expenses paid in connection with such action or proceeding from any damages awarded or obtained as the result of infringement of Licensee's rights licensed hereunder and [***] of the remainder shall be paid to Licensor. Nothing herein shall limit the amount of damages that may be awarded or paid to Licensor as a result of the infringement or violation of Licensor's rights. Licensor shall have no obligation or liability to Licensee as a result of Licensor's failure or refusal to prosecute or defend, or permit Licensee to prosecute or defend, any alleged claim or infringement nor by reason of any settlement to which Licensor may agree.
8.5Goodwill. Licensee hereby acknowledges: (a) the great value of the goodwill associated with the Trademarks; (b) the worldwide recognition of the same; (c) that the Trademarks and other words, devices, designs and symbols have a secondary meaning that is firmly associated in the mind of the general public with Licensor, and its Affiliates; and (d) that any additional goodwill attached to the Trademarks, created through the use of such Trademarks by Licensee shall inure to the benefit of Licensor and its Affiliates. The value of the goodwill and the Trademarks is a material element to this Agreement, thus, should said value be impaired in any way (for example, through dilution due to willful inaction or gross negligence of Licensor or material financial impairment ) that would affect the Managed Assets or related rights in a material way, then the anticipated effect of such impairment on future annual Net Profits will be evaluated by the Parties in good faith for the purpose of the renewal of the Initial Term or any Renewal Term of this Agreement. Notwithstanding the foregoing, any impairment of the value of the goodwill and the Trademarks during the Initial Term shall not constitute a default or breach of this Agreement, or be a basis to seek to void, nullify, rescind or have any portion of this Agreement declared unenforceable.
9.REPRESENTATIONS & WARRANTIES.
9.1Warranty. In addition to those representations and warranties set forth in the Annexes hereto, each Party represents and warrants that: (a) it has the right and authority to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with the terms of this Agreement; and (c) its execution and delivery of this Agreement, and its performance hereunder, will not violate or conflict with any applicable laws, rules or regulations or other contract or agreement to which it is a party.
9.2LICENSOR LIMITATION ON WARRANTY. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 9.1, LICENSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE MANAGED ASSETS, THE LICENSOR CONTENT OR THE TRADEMARKS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. LICENSOR MAKES NO REPRESENTATIONS WHATSOEVER WITH REGARD TO ANY DERIVATIVE WORKS OR AUTHORIZED MODIFICATIONS CREATED HEREUNDER. LICENSEE FURTHER ACKNOWLEDGES AND AGREES THAT THE LICENSE OF LICENSOR CONTENT IS “SUBJECT TO RIGHTS AVAILABILITY” (i.e., THAT THE RIGHTS TO SUCH CONTENT GRANTED HEREIN ARE SUBJECT TO SUCH LIMITATIONS AND EXCLUSIONS AS MAY PRESENTLY APPLY OR MAY COME INTO EXISTENCE BY PASSAGE OF TIME OR OPERATION OF EXISTING INSTRUMENTS OR MAY HEREAFTER APPLY TO CONTENT ACQUIRED OR LICENSED IN THE FUTURE) TO THE USE OR SUBLICENSING OF SUCH MATERIAL BY LICENSOR OR ITS LICENSEES, INCLUDING, WITHOUT LIMITATION, ANY LIMITATIONS AS MAY EXIST IN OR ON THE GRANT, CONVEYANCE, OR LICENSING OF PORTIONS OF THAT MATERIAL TO LICENSOR BY THE RESPECTIVE SUBJECTS, AUTHORS, OR OTHER PERSONS INVOLVED IN THE CREATION OF THE MATERIAL IN QUESTION.
10.INDEMNITY.
10.1Licensee Indemnity. Subject to the terms and conditions of this Section 10, Licensee shall indemnify, defend and hold harmless Licensor and its Affiliates, and each of their respective directors, officers, employees, agents, and representatives (collectively “Licensor Indemnified Parties”) against any and all liabilities, losses, damages, fines, fees, penalties, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) incurred or suffered by the Licensor Indemnified Parties in connection with any third party claim arising or resulting from (a) a breach or alleged breach by Licensee or its Affiliates of any of its duties, obligations, representations and warranties contained in this Agreement, including without limitation a violation of the Quality and Programming Standards; (b) any actual or alleged infringement or violation of patent, trademark or service mark, copyright, trade secret, moral rights, rights of publicity, privacy, or any other intangible or intellectual property rights arising from or alleged to have arisen from any action or activity of Licensee other than the use by Licensee of the Trademarks, Licensed Domain Name or Licensor Content as specifically authorized herein; (c) any use by Licensee of any Trademark, Licensed Domain Name or Licensor Content contrary to the terms of this Agreement or any manner not authorized herein; (d) any act or omission by Licensee or Licensee’s Affiliates, sub-licensees, agents or employees (whether wrongful, negligent or otherwise) in connection with this Agreement, the Managed Assets, Third Party Agreements, Co-Branded Agreements, or Licensee’s responsibilities hereunder; (e) any claims arising in connection with the operation and exploitation of any of the Managed Assets after the Start Date, including claims brought by retailers, consumers, governmental agencies or other regulatory groups, sub-licensees, service providers, employees, contractors, or others; (f) the distribution, sale, advertisement or other exploitation of any of the Managed Assets after the Start Date; (g) any claims related to End User Data, including without limitation, the use and storage thereof; or (h) any violation or alleged violation of any applicable law, rule, or regulation after the Start Date, including without limitation those relating to maintenance of any legally mandated records or failures to obtain necessary licenses or permissions from regulatory bodies.
10.2Licensor Indemnity. Subject to the terms and conditions of this Section 10, Licensor shall indemnify, defend and hold harmless, Licensee and its Affiliates, and each of their respective directors, officers, employees, agents, and representatives (collectively “Licensee Indemnified Parties”) against Damages incurred or suffered by the Licensee Indemnified Parties in connection with any third party claim arising or resulting from (a) a breach or alleged breach by Licensor of any of its duties, obligations, representations and warranties contained in this Agreement, (b) any claim that the Managed Assets, Trademarks, Licensor Content, or Licensed Domain Names as they exist on the Start Date and to the extent used as specifically permitted by Licensee hereunder, infringe upon a valid copyright, trademark, trade secret or other intellectual property right of any third party in the Territory; (c) the distribution, sale, advertisement or other exploitation of the Managed Assets prior to the Start Date; (d) any claims arising in connection with the operation and exploitation of any of the Managed Assets prior to the Start Date, including claims brought by retailers, consumers, governmental agencies or other regulatory groups, sub-licensees, service providers, employees, contractors, or others; or (e) any failure of Licensor to comply with applicable laws or regulations in connection with the Managed Assets prior to the Start Date.
10.3Procedure for Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined below) shall be made in accordance with the following procedures. A person entitled to indemnification under this Section 10 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”). Failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability which the Indemnifying Party might have, except to the extent that such failure materially prejudices the Indemnifying Party’s legal rights. The Indemnifying Party will assume control of the defense of such claim. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall be entitled to control such defense at the Indemnifying Party’s expense. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed. Further, Licensee may not enter into any settlement or compromise that involves or affects any Trademark, Licensed Domain Name or Licensor Content without Licensor’s prior written approval.
11.INSURANCE.
11.1Type of Insurance/Amount. During the Term and for a period of three (3) years thereafter (“Coverage Period”), Licensee shall use commercially reasonable efforts to obtain and maintain in full force, as a Licensee Expense, sufficient insurance coverage for Licensee to meet its obligations created by this Agreement and by law and subject to Licensee’s group insurance policies and strategy. Without limiting the foregoing, Licensee shall use commercially reasonable efforts to warrant that such insurance shall include, when and where applicable, professional liability/errors & omissions (“E&O”). The E&O insurance policy shall be issued by an reputable insurance company and have coverage limits of [***] in the aggregate, with a deductible of not more than [***] for US claims and [***] for ROW claims and shall include coverage for (i) unintentional infringement of the proprietary rights of any third party, including without limitation copyright, and trademark infringement as related to Licensee’s performance under this agreement, (ii) the following personal injuries, unless covered, and not in any way excluded or restricted, by Licensee’s general liability insurance:  invasion of privacy, defamation, infliction of emotional distress and advertising injury and (iii) contingent bodily injury/property damage.  Licensee’s insurance policy shall include a clause or endorsement waiving the insurer’s rights of subrogation against Licensor and shall provide that it may not be canceled or amended in a manner which restricts the existing coverage without at least thirty (30) days prior written notice to Licensor.
11.2Additional Coverage Information. Upon execution of this Agreement, and all subsequent insurance renewals during the Term hereof, Licensee shall provide evidence of all coverages included in this Agreement upon written request from Licensor. All policies shall be issued by reputable insurance companies with an A.M. Best rating no less than "A" (or better). All policies will provide coverage on a worldwide basis.

11.3Term of Policies. Licensee shall provide Licensor with a certificate of insurance (“COI”) for each such policy upon request by Licensor and on each anniversary date of the grant or issuance of each such policy during the Term hereof and any applicable Wind Down Period evidencing that each such policy has not been altered with respect to the additional insureds in any way whatsoever nor permitted to lapse for any reason, and evidencing the payment of premium of each such policy. Licensee will do commercially reasonable efforts that each such policy will be in full force and effect prior to the commencement of any operation, advertising, or promotion of the Managed Assets whatsoever, and will ensure, and each COI will evidence that, each such policy will remain in effect for one (1) year after the termination of this Agreement via a confirmed retroactive date or policy tail.
12.LIMITATION OF LIABILITY. EXCEPT FOR LICENSOR’S INDEMNIFICATION OBLIGATIONS, DAMAGES ARISING FROM A BREACH OF LICENSOR’S CONFIDENTIALITY OBLIGATIONS HEREUNDER OR DAMAGES ARISING FROM LICENSOR’S DELIBERATE BREACH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT) WHETHER OR NOT LICENSEE WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS, HOWEVER CAUSED, WHETHER FOR BREACH OR REPUDIATION OF CONTRACT, BREACH OF WARRANTY OR NEGLIGENCE.
13.ARBITRATION.
13.1Agreement to Arbitrate. Except in the event that injunctive or emergency relief is sought by a party to enforce the terms and conditions of this Agreement or in connection with the enforcement of any award rendered pursuant to the arbitration provisions of this section, any dispute or controversy (“Dispute”) arising out of, relating to, or concerning any interpretation, construction, performance, or breach of this Agreement, shall be determined by confidential arbitration in law, in Los Angeles, California, unless the parties agree otherwise, before one arbitrator. The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. Except as otherwise provided herein, the parties agree that arbitration as provided in this section shall be the exclusive and binding remedy for any Dispute and will be used instead of any court action, the right to which is hereby expressly waived. In the event of any Dispute or other matter not subject to arbitration hereunder, the parties to this Agreement submit to the sole and exclusive jurisdiction of the state and federal courts of the State of California, County of Los Angeles, Central District. The parties shall bear equally any costs of the arbitration proceeding itself (for example, arbitrators’ fees, conference room, transcripts), but each party initially shall be responsible for its own attorneys’ fees; provided, however, that the arbitrator shall have the discretion to award reasonable attorneys’ fees to the prevailing party, which fees may be set by the arbitrator of such action or may be enforced in a separate action brought before an arbitrator for that purpose, and which fees shall be in addition to any other relief that may be awarded. The arbitration shall be conducted in the English language, and all documents and testimony offered into evidence during the arbitration shall be translated into English at the expense of the party offering the evidence.
13.2Choice of Law. The arbitral panel shall determine the rights and obligations of the parties in accordance with the substantive laws of the State of Delaware without regard to any conflicts of law principles. Any procedural issues not resolved by this Agreement or the JAMS Comprehensive Arbitration Rules and Procedures shall be governed by the Federal Rules of Civil Procedure. Except as agreed by the Parties, the arbitrator shall have no power to alter or modify any terms or provisions of this Agreement, or to render any award which, by its terms or effects, would alter or modify any term or provision of this Agreement or to act as amiable compositeur or ex aequo et bono.
13.3Commencement of Arbitration. Notice of the demand for arbitration shall be served upon the party against whom the demand is made at the same time that the demand is filed with JAMS. In no event shall a demand for arbitration be made or permitted after the date when the claims being asserted in the demand would be barred by the applicable statute of limitations.
13.4The Award. The award shall be in writing and state the reasons upon which it is based. Any monetary award shall be made in United States Dollars. The award shall be final and binding on the parties. Judgment on the award may be entered by any court having jurisdiction over the person or the property of the person against whom enforcement of the judgment is sought.
13.5Injunctive Relief. Nothing in this section will prohibit a Party from proceeding directly to court or other judicial body and bypassing the informal dispute resolution and arbitration requirements of this section if the Party is seeking injunctive or emergency relief. Licensor and Licensee acknowledge that in case of any use of any Licensor Content, Trademark, License Domain Name, or Managed Asset beyond the scope of the Licensed Exploitation granted in this Agreement, Licensor shall be entitled to seek immediate injunctive relief in any court of competent jurisdiction in addition to any other remedies that may be available through the arbitration proceedings set forth in this Section 13. Such injunctive relief may be sought either before or after the arbitral tribunal has been constituted.

14.TERMINATION.
14.1Brand and Intellectual Property Breaches. Licensor may terminate this Agreement upon written notice to Licensee in the event Licensee or its Affiliates by their acts or omissions infringes or misappropriates, or otherwise materially and adversely damages, an intellectual property right of Licensor, or otherwise breaches any material covenant herein, and Licensee fails to cure any such failure, breach, infringement or misappropriation within thirty (30) days after notice from Licensor, including without limitation, exploitation of any Content or Trademark beyond the scope of the license granted to Licensee hereunder, and disparaging the Licensor brand.
14.2Other Material Breaches.
(a)In the event of a breach by Licensee of any material term, condition, representation, warranty or covenant herein, and Licensee fails to cure any such failure, breach, infringement or misappropriation within thirty (30) days after notice from Licensor, Licensor may terminate this Agreement.
(b)In the event of a breach by Licensor of any material covenant herein (or a material breach in the Transition Services agreement mentioned in section 7.2 above), and Licensor fails to cure any such failure, breach, infringement or misappropriation within thirty (30) days after notice from Licensee, then the anticipated effect of such breach on future annual License Fees ( will be evaluated by the Parties in good faith for the purpose of the renewal of the Initial Term or any Renewal Term of this Agreement.
14.3Mutual Agreement. The Parties may terminate this Agreement by mutual written agreement of the Parties.
14.4Bankruptcy. Either Party may terminate this Agreement in the event (a) a petition in bankruptcy is filed by or against the other Party or its parent company, (b) the other Party winds up its business or if a receiver is appointed for it or its business; or (c) the other Party or its parent company becomes insolvent, or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law.
14.5Effects of Termination.
(a)Termination of Rights. In the event this Agreement is terminated, (a) all rights granted to Licensee hereunder, including without limitation any rights Licensee has sublicensed to any Affiliates or third parties, shall immediately revert to Licensor, (b) Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right, either directly or indirectly, to sell, exploit, or in any way deal with or in any Managed Assets, Managed Asset Content or any other materials provided or made available by Licensor hereunder and Licensor Content created hereunder, and (c) each Party shall, promptly return or destroy any Confidential Information (pursuant to Section 15.5(b)) and any other proprietary information or materials belonging to the other Party that is in its possession. Termination of the license under the provisions of this Agreement shall be without prejudice to or limitation of any rights or remedies which Licensor may otherwise have against Licensee.
(b)Amounts Due on Termination. Upon termination of this Agreement and without prejudice to or limitation of any other rights or remedies which Licensor may otherwise have against Licensee, all Minimum Guarantees and any Excess Amount for the Term until effectiveness of termination, which have not been previously received by Licensor shall become immediately due and payable; provided however that, in the event of an early termination by Licensor due to breach by Licensee as per this section 14.1 or 14.2, the remaining Minimum Guarantees and any Excess Amount for the then remaining Term shall accelerate and be immediately payable to Licensor, provided however that Licensor may not seek injunctive relief to compel such acceleration pursuant to section 13.5 above. No payments of the Minimum Guarantee previously remitted to Licensor shall be repayable to Licensee. Upon termination of this Agreement; provided that Licensee has discontinued operation of the Managed Assets, (a) no further payments of any Royalties, Minimum Guarantees, Excess Amounts, or any other amounts shall be due and payable by Licensee to Licensor for periods after the date of such termination; provided that Licensee has discontinued operation of the Managed Assets; and (b) except for payments for amounts due for periods prior to the date of such termination or as otherwise expressly described herein, Licensee shall have no further payment obligations to the Licensor under this Agreement. Nothing in the foregoing, however, shall in any way limit any amount that a Party may seek, or which may be awarded by a court or arbitrator in a dispute between the Parties.
(c)Return of Materials. Upon termination of this Agreement, Licensee shall immediately provide, deliver, transfer and assign to Licensor any contracts, information, databases, financial books and records, End User Data and other customer data, including without limitation all subscription information, data analytics, and customer records, all materials containing Licensor’s Trademarks, Licensed Domain Names, advertising and promotional materials, related to the Managed Assets, Content included in the Managed Assets, including without limitation, all Managed Asset Content, Content inventories and databases, materials, code or other assets reasonably necessary for Licensor to operate and exploit the Managed Assets, including without limitation cooperating with Licensor to properly document Licensor’s ownership of any intellectual property or domain names owned by Licensor and transition all financial matters to Licensor. Such transitioned assets shall be provided to Licensor in such a manner and in such formats as are compatible with Licensor’s systems and permit a seamless cutover and transition. At Licensor’s direction, Licensee may, instead, destroy such materials and deliver to Licensor a certificate of destruction signed by an officer of Licensee.
(d)Upon request, Licensee will deliver a copy or provide access to all Managed Asset Content to Licensor or Licensor’s designee in a mutually agreed format. Licensee will provide Licensor or Licensor’s designee with written notice of any limitations with respect to the use of such Managed Asset Content imposed by a third party licensor.
(e)Return of Equipment. At Licensor’s sole option, Licensor may reacquire from Licensee at no cost any equipment, technology, hardware or other physical goods provided to Licensee as part of the license to the Managed Assets.
(f)Reversion of Assigned Agreements. In the event that this Agreement expires or is terminated, all Assigned Agreements, End User License Agreements, Third Party Agreements for Managed Asset Content and any rights assigned pursuant to such Assigned Agreements, End User License Agreements, or Third Party Agreements for Managed Asset Content will immediately revert to Licensor without either Licensor or Licensee taking any further act to the extent permitted by law. In the event that Licensee is required to execute a document or take some other act to evidence such re-assignment or reversion, Licensee will provide all cooperation necessary to promptly evidence such re-assignment or reversion, including without limitation causing its Affiliates to cooperate as necessary. In the event that Licensee fails to immediately sign any documents reasonably requested by Licensor to re-assign or revert all Assigned Agreements, End User License Agreements, or Third Party Agreements for Managed Asset Content and associated rights, Licensee hereby appoints Licensor as its Attorney-in Fact (such appointment to be coupled with an interest) to execute on behalf of Licensee and its Affiliates any and all documents deemed necessary by Licensor to re-assign or revert all of Licensee’s interests in the Assigned Agreements, End User License Agreements and any Third Party Agreements for Managed Asset Content and associated rights. Licensee further agrees to render any assistance as may be reasonably necessary to perfect Licensor’s rights in such Assigned Agreements, End User License Agreements, and Third Party Agreements for Managed Asset Content. In the event that Licensee is prohibited by the contract terms of the Assigned Agreements, End User License Agreements or any Third Party Agreements for Managed Asset Content and associated rights from reassigning or reverting, the Parties shall promptly meet and discuss an alternative remedy so that Licensor can obtain the benefit of such agreements. Throughout the Term, Licensee shall not renegotiate or negotiate or agree to renegotiate or negotiate any material agreements that will not permit Licensee to meet Licensee’s obligations in this Section.
(g)Transition Assistance. Upon any termination or expiration and for up to six (6) months thereafter, the Parties shall work in good faith to put in place a transition plan to migrate the services provided by Licensee for the Managed Assets back to Licensor or to a third party designated by Licensor. The Parties will use commercially reasonable efforts to minimize any disruption or interruption of the Managed Assets during such transition period. Unless termination resulted from Licensee’s breach of this Agreement, Licensor will reimburse Licensee for the reasonable expenses incurred by Licensee to fulfill its obligations described in this paragraph.
15.MISCELLANEOUS.
15.1Relationship Between the Parties. Neither Party shall represent itself as the agent or legal representative of the other Party for any purpose whatsoever or hold itself out contrary to the terms of this Section 15.1, and neither Party shall have the right to create or assume any obligation of any kind, express or implied, for or on behalf of the other Party in any way whatsoever. This Agreement shall not create or be deemed to create any agency, partnership, or joint venture between the Parties.
15.2No Assignment.
(a)No Assignment. This Agreement is personal to Licensee and its Affiliates and may not be sold, assigned, delegated, or otherwise transferred or encumbered by Licensee outside of its own Affiliates, in whole or in part, including without limitation, by operation of law, without the prior written consent of Licensor, provided however that Licensee shall remain jointly and severally liable to Licensor in relation to any Licensee’s Affiliates in the event of any such sale, assignment, delegation or other type of transfer. An assignment requiring consent of Licensor and Licensor’s prior written consent will also be deemed to occur in the event that there is a merger or change of control of Licensee. A “merger” or “change of control” has occurred if Licensee has been merged into another business entity or a merger of another business entity into Licensee; the sale or transfer of more than fifty percent (50%) of equity ownership of Licensee or Licensee’s assets or Licensee’s loss of voting control during any three (3) month period. Any consent required from Licensor pursuant to this section may be granted or withheld by Licensor in its sole discretion and such consent will not be subject to the process described in Section 5.13. Any attempted sale, assignment, delegation, or other transfer or in violation of the preceding sentences shall be deemed null and void, and of no effect, and in such event, notwithstanding anything in this Agreement to the contrary, Licensor shall have the immediate, unqualified right to terminate this Agreement in addition to all other rights and remedies it may obtain due to Licensee’s breach.
(b)Assignment by Licensor. This Agreement may be sold, assigned, delegated, or otherwise encumbered, in whole or in part, including without limitation, by operation of law, by Licensor at any time in its sole discretion, provided, however, as part of any such sale, assignment, delegation, or encumbrance, Licensor will ensure that any succeeding entity is bound to perform its obligations under this Agreement.
(c)Successors and Assigns. Subject to the restrictions against assignment provided above, this Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns.
15.3Compliance with Laws. Each Party agrees that it will at all times comply with all applicable laws and regulations. Without limiting the generality of the foregoing, neither Party will export, re-export, transfer or make available, directly or indirectly, any regulated items or information to: (a) anyone outside of the United States in violation of any export laws and regulations of the United States; or (b) otherwise in violation of any laws and regulations of any country or organizations of nations within whose jurisdiction either Party may operate or do business. Licensee shall seek and obtain at its sole expense any necessary regulatory consents and approvals with respect to the manufacture or sale of the Managed Assets from any country or organizations of nations outside of the United States within whose jurisdiction Licensee may operate or do business.
15.4Conflict. In the event of any conflict between the body of this Agreement and the Schedules, the provisions of the Schedules shall prevail.
15.5Confidential Information and Trade Secrets.
(a)Confidential Information. Each Party understands and agrees that during the Term it may be furnished with or otherwise have access to information, whether disclosed in writing, orally or by other means, that the other Party considers to be confidential, including without limitation business, financial and technical information, plans, research, software, inventions, formulae, vendor and customer information, equipment, reports, forecasts, prices, cost and personnel data, designs, methods, techniques, trade secrets, processes and know-how, whether tangible or intangible and whether or not stored, compiled or memorialized physically, electronically, graphically or in writing (the "Confidential Information"). The Party disclosing Confidential Information shall be referred to as the "Discloser" and the Party receiving Confidential Information shall be referred to as the "Recipient." Notwithstanding the foregoing, Confidential Information shall not include information which: (a) is or becomes part of the public domain through a source other than Recipient; (b) was rightfully known to Recipient at the time of disclosure with no confidentiality obligations to a third party; (c) is independently developed by Recipient without breach of this Agreement; or (d) is subsequently learned from a third party not under a confidentiality obligation to Discloser. Confidential Information disclosed to Recipient hereunder is and shall remain the exclusive property of Discloser.
(b)Use of Confidential Information. Recipient agrees to (a) use the Confidential Information only for the purpose of performing its obligations hereunder and (b) secure, protect and maintain the confidentiality of the Confidential Information of Discloser, using at least as great a degree of care as it uses to maintain the confidentiality of its own information of a similar nature or importance, but in no event less than reasonable care. Recipient shall not reproduce Confidential Information except as necessary in furtherance of the purpose of this Agreement. Recipient shall not sell, transfer, publish, disclose, or otherwise use or make available any portion of Discloser's Confidential Information to third parties, except to those of its directors, officers, employees, lenders, accountants, financial consultants, or attorneys who have a need-to-know the same in furtherance of the purposes of this Agreement. Recipient shall be responsible for the compliance of such third parties with the terms and conditions of this Agreement. Recipient shall return Confidential Information to Discloser upon Discloser's request or termination of this Agreement.
(c)Judicial Proceedings. If Recipient is compelled by judicial or administrative proceedings to disclose Confidential Information, such disclosure shall not constitute a breach of this Section 15.5, provided, however, that Recipient shall, to the extent possible, provide Discloser with notice of any subpoena, court order or request of government authority in order to afford Discloser the opportunity to seek a protective order or other appropriate remedy protecting its Confidential Information from disclosure and Recipient shall limit the release of the Confidential Information to the greatest extent possible under the circumstances.

15.6Injunctive Relief. In addition to all other remedies that Licensor may have hereunder, including without limitation a claim of money damages, Licensee acknowledges that (a) its failure (except as otherwise provided herein) to cease the manufacture, sale, distribution, advertising, or promotion of the Managed Assets covered by this Agreement or any class or category thereof at the termination or expiration of this Agreement or any portion thereof; (b) its threatened or actual unauthorized use of the Licensed Trademarks or Licensed Domain Names whether in whole or in part; or (c) its threatened or actual breach of the confidentiality provisions herein may result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee. Licensee acknowledges and admits that there is no adequate remedy at law for such failure to cease manufacture, sale, distribution, advertising, or promotion, and Licensee agrees that in the event of such failure, Licensor shall be entitled to seek equitable relief by way of temporary and permanent injunctions, without the necessity of posting any bond, and such other and further relief as any court of competent jurisdiction may deem just and proper.
15.7Press Releases and Announcements. Promptly after execution of this Agreement, the Parties will issue a joint press release announcing the execution and delivery of this Agreement in a mutually agreed form. No Party shall issue any other press release or public disclosure relating to the terms of this Agreement without the prior written approval of the other Party or Parties; provided, however, that any Party may make any public disclosure it believes in good faith as required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, if practicable, have the right to review such press release or announcement prior to its publication).
15.8No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.
15.9Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates. The actions and omissions of a Party’s Affiliate shall be deemed to be the actions/omissions of such Party.
15.10Entire Agreement. This Agreement constitutes the entire agreement among the Licensor, on the one hand, and the Licensee, on the other hand with respect to the subject matter hereof. This Agreement supersedes any prior agreements or understandings among the Licensor, on the one hand, and the Licensee, on the other hand, and any representations or statements made by or on behalf of any Party or any of their respective Affiliates to the other Party or any of their respective Affiliates, whether written or oral, with respect to the subject matter hereof.
15.11Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Licensor: Playboy Enterprises, Inc. 10960 Wilshire Drive, Suite 2200 Los Angeles, CA 90024 Attention: General Counsel Email: [***]	Copies to: Eisner LLP 433 North Camden Drive, 4th Floor Beverly Hills, CA 90210 Attention: Michael Eisner, Esq. Email: [***]
If to Licensee: Byborg Enterprises SA [***] Attention: Board of Directors Email: [***] With a copy to: Legal Department, [***] Attention: [***]
Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including without limitation personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

15.12Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
15.13Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
15.14Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including without limitation legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
15.15Construction.
(a)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(b)Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
(c)The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(d)Any reference herein to an article, section, paragraph or clause shall be deemed to refer to an article, section, paragraph or clause of this Agreement, unless the context clearly indicates otherwise.
(e)All references to “$”, “Dollars” or “US$” refer to currency of the United States of America.
15.16Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement.
15.17Incorporation of Exhibits and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
15.18Counterparts and Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by electronic signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed as of the day and year first above written.

LICENSOR:	LICENSEE:

PLAYBOY ENTERPRISES, INC.	BYBORG ENTERPRISES S.A.

By: /s/ Ben Kohn	By: /s/ Andras Somkuti
Name: Ben Kohn	Name: Andras Somkuti
Title: Chief Executive Officer & President	Title: Director
Date: 14 December 2024	Date: 14 December 2024

By: /s/ Karoly Papp
Name: Karoly Papp
Title: Director
Date: 14 December 2024